Exhibit 1

STOCK TRADING PLAN

This Stock Trading Plan (the “Plan”) is being adopted as of December 6, 2007 by Hearst Broadcasting, Inc., a Delaware corporation (the “Company”) to facilitate the purchase by the Company of shares of Series A Common Stock, $0.01 par value per share (the “Shares”), of Hearst-Argyle Television, Inc., a Delaware corporation (the “Issuer”).

To dispel an inference that the Company is trading in the Shares on the basis of, when in possession of, or when aware of material nonpublic information; or information at variance with the Company’s statements to investors; the Company has determined to instruct Credit Suisse Securities (USA) LLC (“Credit Suisse”) to purchase a pre-determined amount of Shares pursuant to the instructions set forth in Exhibit A.

The Company hereby represents, warrants and acknowledges that:

1.            As of the date of this Plan, the Company is not aware of any material nonpublic information regarding the Issuer or the Shares and is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent Credit Suisse from acting upon the instructions set forth in this Plan.

2.            The Company is entering into this Plan in good faith and not as part of any scheme to evade the prohibitions of Rule 10b5-1 adopted under the Securities Exchange Act of 1934 (the “Exchange Act”).

3.            The Company has not entered into, and will not enter into, any corresponding or hedging transaction or position with respect to the Shares.

4.            The Company may not discuss with Credit Suisse the timing of the trading in the Shares (other than to confirm the instructions set forth in this Plan, including Exhibit A, and describe them if necessary).

5.            The Company will execute all purchases pursuant to Rule 10b-18 under the Exchange Act from or through only one broker or dealer on any single day.

6.            Payment for Shares purchased pursuant to this Plan will be made in accordance with normal settlement procedures.

7.            It is the intent of the Company that this Plan comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Plan shall be interpreted to comply with Rule 10b5-1(c) under the Exchange Act.

Credit Suisse agrees that:

1.	Shares will be purchased in accordance with Rule 10b-18 of the Exchange Act.

2.            It shall make such purchases in accordance with the instructions set forth in Exhibit A. However, the total number of Shares to be purchased on any day shall not exceed the then applicable volume limitation of Rule 10b-18 under the Exchange Act.

3.            Purchases made by Credit Suisse may be made in the open market or through privately negotiated block transactions.

4.            Credit Suisse shall provide price and volume information to the Company on a daily basis with respect to each purchase executed on the Company’s behalf as well as other market data that the Company may reasonably request.

While executing transactions on behalf of the Company pursuant to the Plan, other desks at Credit Suisse that are unaware of Company purchases may continue to make a market in the Shares or otherwise trade the Shares for Credit Suisse’s own account or to facilitate customer transactions.

However, when a desk is aware of the Company’s purchases, NYSE Rule 92 requires that Credit Suisse obtain consent from the Company for that desk to trade alongside the Company’s purchases. For purposes of NYSE Rule 92, Credit Suisse and the Company agree that this Plan constitutes the Company’s consent for Credit Suisse to, when necessary, cover proprietary short positions created as a result of sales made to facilitate all or a portion of the Company’s purchases pursuant to the Plan. Credit Suisse will use reasonable efforts to avoid or minimize any potential impact our trading activity may have and to obtain the best possible execution for the Company’s purchases.

This Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to such State’s conflict of laws rules.

Credit Suisse Securities (USA) LLC	Hearst Broadcasting, Inc.
By:__________________________________	By:___________________________________
Print Name:____________________________	Print Name:_____________________________
Title:_________________________________	Title:__________________________________
Date:_________________________________	Date:__________________________________